UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
(Name of Registrant as Specified in its Charter)

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SUPPLEMENT TO PROXY STATEMENT DATED NOVEMBER 6, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2024

Dear Fellow Stockholders,

The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proposal 4 – Approval of the Fourth Amended and Restated 2020 Equity Incentive Plan contained in the definitive proxy statement (the “Proxy Statement”) of United Natural Foods, Inc. (“we,” “us,” “our” or the “Company”) filed with the Securities and Exchange Commission on November 6, 2024, regarding the annual meeting of stockholders (the “Annual Meeting”) to be held on December 17, 2024, at 4 p.m. ET. The information set forth in the Proxy Statement remains unchanged and should continue to be considered in casting votes by proxy or in person at the Annual Meeting. This additional material solely provides further information to be considered with respect to a stockholder’s evaluation of Proposal 4 of the Proxy Statement. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking stockholder approval of the Fourth Amended and Restated 2020 Equity Incentive Plan (the “Fourth Amended and Restated Plan”), which includes, among other items, an increase in the number of shares available for issuance by 1,200,000 shares. The additional materials herein outline the reasons we believe stockholders should support the proposal.

We ask that you vote “FOR” Proposal 4 – Approval of the Fourth Amended and Restated 2020 Equity Incentive Plan.

Sincerely,

Jack Stahl
Independent Chair, on behalf of the Board of Directors of United Natural Foods, Inc.

Supplemental Information Concerning Proposal No. 4

The following points outline the reasons that we believe our stockholders should support Proposal 4 – Approval of the Fourth Amended and Restated 2020 Equity Incentive Plan:

1.We have a history of prudent grant practices. Our compensation program is in line with market compensation, but results in elevated dilution and burn rate due to our market capitalization as compared to the Comparator Group.
•Prudent Grant Practices: We operate a larger and more complex business than the Comparator Group as evidenced by revenue size (78th percentile) and employee count (62nd percentile). Despite that, for fiscal 2024, our stock compensation expense approximates the Comparator Group’s 53rd percentile, 30th percentile as a percent of revenue and 40th percentile of stock expense per employee, demonstrating our commitment to responsible share usage.
•Dilution: Paying market competitive compensation results in higher dilution for us than for the companies in the Comparator Group. Our market capitalization was in the 2nd percentile, and our outstanding share count was approximately 57% of the median number of the outstanding shares most recently reported of the Comparator Group. When we pay at the competitive levels we believe are needed to attract and retain talent, our relatively low market capitalization requires us to utilize more shares to deliver the same value of competitive compensation and results in higher dilution. We are executing a new multi-year strategy and an inability to attract and retain talent if we cannot pay competitive levels of equity for our executive officers and senior leadership could impact our ability to realize the benefits of this strategy. Additionally, as described in more detail below, we are taking into consideration our stockholders’ dilution concerns and planning to pay cash-based awards below senior leadership this year.
•Burn Rate: Our PSU grants for the five most recently completed performance periods (beginning with fiscal 2024) have paid out at 45%, 54%, 99%, 24% and 5%, respectively, reflecting rigorous performance goals and demonstrating that burn rates calculated using the shares granted under PSUs have been inflated given that actual payouts have been significantly less. Further, shares withheld to cover taxes are not sold and are not recycled as available shares, resulting in a lower actual dilution than our burn rate would suggest. In fiscal 2024, shares withheld for taxes, but not sold or recycled, approximated 0.8% of our outstanding shares.
2.We have demonstrated thoughtful responsiveness to stockholder feedback in our equity plan and executive compensation program. Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and the achievement of the Company’s strategic initiatives. Without the ability to pay our associates with equity, our associates’ interests will not be as aligned with our stockholders’ long-term interests, which our stockholders have told us is important to them.
•Responsiveness to Dilution Concerns: As noted in the Proxy Statement, we historically make our annual equity grants to our equity-eligible employees (which includes director-level associates and above) in October but were unable to do so this year due to insufficient shares available under our existing equity plan. In response to dilution concerns from our stockholders, this year we plan to make equity-based awards to our Directors, executive officers and senior leadership and make cash-based awards to our associates below the senior leadership level. We continue to believe that granting equity-based awards to align our associates’ and stockholders’ long-term interests is an important part of our compensation philosophy, but we recognize that stockholders also have concerns about dilution. We believe that granting our associates below the senior leadership level cash-based awards that pay out based on the performance of our stock this year appropriately balances these concerns.
•Stockholder Interest Alignment: The request for additional shares will permit us to grant equity awards to our Directors, executive officers and senior leadership this year and make a similarly structured grant next year to align long-term interests with those of our stockholders. It is our view, and our stockholders have also told us, that an effective compensation program includes granting equity to our Directors and key employees to align their long-term interests with those of our stockholders. We believe that providing at-risk, equity-based compensation is a fundamental component of our compensation program. Further, as evidenced by the 92.7% approval of our Say-on-Pay vote last year and feedback received in our stockholder engagement discussions, we believe our stockholders strongly support our executive compensation program. While we are balancing dilution concerns this year by planning to make cash-based awards to associates below the senior leadership level, we intend for this to be a temporary structure. These cash-based awards (i) will vest ratably over three years, (ii) will be tied to stock performance during that time and (iii) will be settled in cash unless the Compensation Committee determines at a future date that the Company has sufficient shares available to settle in shares after taking into consideration dilution and burn rate impacts. These cash-based awards will align the interests of our associates below senior leadership with our stockholders in the short term, but we continue to believe granting equity to all equity-eligible associates to be the desired compensation program. Approving additional shares under this proposal will allow us to continue to compensate our Directors, executive officers and senior leadership in a manner that has been supported by our stockholders this year and next year. We intend to return to granting equity awards to all equity-eligible associates when we are able to do so.
•Limited Number of Additional Shares Requested: As noted above, we are requesting an additional 1,200,000 shares under our equity plan. In our proxy statement last year, we told investors that we were requesting enough shares to grant equity awards for one year. Accordingly, we are requesting shares again this year, as expected, to provide our stockholders with another opportunity to voice approval of our compensation program. We would expect to request shares again in fiscal 2026 to make our fiscal 2027 award.
•Compensation Program Reflects Stockholder Feedback: Through our robust, ongoing stockholder engagement program, we have revised our compensation program over the past several years in response to stockholder feedback and continue to receive positive feedback on our compensation program structure. The payouts under our short- and long-term incentive plans this past fiscal year reinforce our pay-for-performance philosophy. Approving Proposal 4 would permit us to continue to implement our executive compensation plan that our stockholders have consistently approved, which we believe is effectively tied to our financial performance. A vote against Proposal 4 could effectively weaken the competitiveness of our overall executive compensation program for our executive officers and senior leadership and create a risk of losing strong talent, which could result in a negative impact to our multi-year strategy.
•Short-Term Incentive Program: Our short-term incentive programs are tied to the Company’s financial goals and are intended to align our eligible associates’ rewards with our financial success. All payouts under our short-term incentive (STI) plan are subject to pre-established financial goals that are aligned with strategic initiatives, which for fiscal 2024 were Adjusted EBITDA and Net Sales to support a balanced approach of growing both top and bottom-line results. For fiscal 2025, we revised the metrics to Adjusted EBITDA and Free Cash Flow to align more closely with our new strategic plan, consistent with our commitment to stockholders to continuously review the plan for alignment to strategic focus areas.
•Long-Term Incentive Program: Our long-term incentives, including restricted stock units (“RSUs”) and performance stock awards (“PSUs”), are designed to attract and retain innovative executives and align their financial interests with those of our stockholders and other stakeholders.The PSUs granted in fiscal 2022 had two weighted metrics: fiscal 2022-2024 adjusted EPS growth (75%) and fiscal 2024 adjusted ROIC (25%). After reviewing performance against the three-year period, the Compensation Committee determined a final weighted payout of 50% before the Relative TSR modifier. After applying the Relative TSR modifier, the number of earned PSUs was adjusted downward by 10%, for a final payout of 45%, reflecting rigorous performance goals.
3.In its report, Institutional Shareholder Services (“ISS”) recommended against the approval of our Fourth Amended and Restated Plan with limited commentary. It appears that ISS applied its quantitative analysis, which we believe is insufficient for the reasons discussed above, but did not consider the information we provided on the drivers of those results or our recognition and responsiveness to the impacts on our stockholders. In its report, Glass Lewis acknowledged the factors impacting our dilution described above and our Board’s actions to mitigate stockholders’ concerns and recommended a vote for the Fourth Amended and Restated Plan. We urge you to consider the information contained in Proposal 4 in our Proxy Statement and herein in considering your support for the Fourth Amended and Restated Plan.

Further, in its report, ISS noted that our change-in-control vesting treatment is discretionary and that the Fourth Amended and Restated Plan allows broad discretion to accelerate vesting, which is consistent with our current equity plan previously approved by our stockholders. ISS has raised these concerns previously, and the Compensation Committee, in consultation with its independent consultant, determined that there are already features of our plan that limit the need for discretion, including defined treatment upon death, disability, retirement and Separation from Service without Cause (as defined in the Fourth Amended and Restated Plan). We believe these features, together with our Compensation Committee’s discipline regarding the use of discretion, are sufficient to mitigate the concerns raised in the report and do not believe these concerns warrant a recommendation against the Fourth Amended and Restated Plan.

We believe our compensation program appropriately incentivizes and rewards our associates and has been effective in aligning our associates’ interests with those of our stockholders. The approval of additional shares is necessary for the Company to continue to compensate our Directors, executive officers and senior leadership in a manner that has been consistently approved by our stockholders. The Board of Directors urges our stockholders to cast their votes “FOR” Proposal 4 – Approval of the Fourth Amended and Restated 2020 Equity Incentive Plan.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any and all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement.

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